EXHIBIT 99.1

Precision Aerospace Components Acquires FDMC

(Staten Island, NY. June 19, 2012) – Precision Aerospace Components Inc. (OTCBB:PAOS), a growing provider of fasteners and components to the military and aerospace industries under its Freundlich Supply and Tiger-Tight companies, announced it has acquired the assets of Fastener Distribution and Marketing Company, (FDMC). FDMC is the parent company of Aero-Missile Components, (AMC) and Creative Assembly Systems, (CAS). AMC provides fasteners and other components to the military and aerospace industries; CAS provides fasteners, tooling and other products to the transportation, housing infrastructure and white goods markets.

In announcing the transaction, Andrew Prince, Precision Aerospace Components President and CEO, said “this transaction complements all four operating companies by providing access to greater combined resources serving a broader addressed market. I am excited about bringing these two management teams together to further the Company’s long term objectives.”

Richard McVaugh, a respected fastener industry executive and the President of FDMC, who has overseen the growth of AMC and CAS will assume the role of President of each of the Precision Aerospace subsidiaries. Mr. McVaugh noted “all customers of each of our companies will be better served as a result of this acquisition. We look forward to bringing increased service and offerings to both present and future customers.”

With this acquisition Precision Aerospace Components, Inc. and its subsidiaries Aero-Missile Components, Inc. and Freundlich Supply Company, Inc. and Creative Assembly Systems, Inc., will have operations throughout the United States, will provide a responsive and knowledgeable quality fastener solutions to customer needs and provide the support to introduce the revolutionary Tiger-Tight locking washer – the domestically fabricated lock washer that really holds without loosening and does not destroy the surface material to which it is holding.

In the upcoming 12 months, the combined companies anticipate producing over $33M in revenues and an operating profit (before any expenses associated with the acquisition and taxes) of over $3M.

For more information about any of our products or services, please contact: Marie Curcio at 718-356-1500 or info@precaeroinc.com.